UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2014

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3545 John Hopkins Court Suite 210 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On October 27, 2014, we filed with the Securities and Exchange Commission, or SEC, a preliminary prospectus supplement pursuant to Rule 424(b)(5) of the Securities Act of 1933, as amended, or the Securities Act, in which we disclosed that our cash, cash equivalents and short-term investments were approximately $94.1 million as of September 30, 2014.

The information in this Item 2.02 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 2.02 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act, regardless of any general incorporation language.

Item 8.01 Other Events.

On October 28, 2014, we entered into an underwriting agreement with Deutsche Bank Securities Inc. and BMO Capital Markets Corp., as representatives of the several underwriters named therein, relating to the issuance and sale by us of 4,411,765 shares of our common stock and the sale by Isis Pharmaceuticals, Inc. of 882,353 shares of our common stock, at a price to the public of $17.00 per share. We and Isis have granted the underwriters a 30-day option to purchase up to an aggregate of 794,117 additional shares of our common stock, of which up to 397,059 additional shares may be sold by us and up to 397,058 additional shares may be sold by Isis. The net proceeds to us from this offering, excluding any exercise by the underwriters of their 30-day option to purchase additional shares, are expected to be approximately $69.8 million after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. We will not receive any proceeds from the sale of the shares of our common stock by Isis. The offering is expected to close on or about November 3, 2014, subject to customary closing conditions.

The underwriting agreement contains customary representations, warranties, covenants and agreements by us and Isis, indemnification obligations of us, Isis and the underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the underwriting agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the underwriting agreement, and may be subject to limitations agreed upon by the contracting parties.

The offering is being made pursuant to our shelf registration statement on Form S-3, as amended (Registration Statement No. 333-194293), previously filed with the SEC and declared effective by the SEC on April 16, 2014 and a prospectus supplement thereunder. The underwriting agreement is attached as Exhibit 1.1 hereto, and the description of the terms of the underwriting agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

On October 27, 2014, we issued a press release announcing that we had commenced the offering. On October 28, 2014, we issued a press release announcing the pricing of the offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Neither the disclosures on this Form 8-K nor the attached press releases shall constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated October 28, 2014.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

99.1	Press Release of Regulus Therapeutics Inc. dated October 27, 2014.

99.2	Press Release of Regulus Therapeutics Inc. dated October 28, 2014.

Forward-Looking Statements

Statements contained in this report regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the completion, timing and size of the offering and net proceeds from the offering. Because such statements are subject to risks and uncertainties, actual results or events may differ materially from those expressed or implied by such forward-looking statements. Words such as “believe,” “anticipate,” “plan,” “expect,” “intend,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon our current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with market conditions and the satisfaction of closing conditions related to the public offering. These and other risks concerning our programs are described in additional detail in our filings with the Securities and Exchange Commission, including our quarterly report on Form 10-Q for the quarter ended June 30, 2014. All forward-looking statements contained in this report speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: October 29, 2014	By:	/s/ David L. Szekeres
David L. Szekeres
Chief Business Officer and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated October 28, 2014.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

99.1	Press Release of Regulus Therapeutics Inc. dated October 27, 2014.

99.2	Press Release of Regulus Therapeutics Inc. dated October 28, 2014.